Exhibit 4.2

EXECUTION VERSION

FREEPORT-MCMORAN COPPER & GOLD INC.,

Company,

FREEPORT-MCMORAN OIL & GAS LLC,

Guarantor

and

U.S. BANK NATIONAL ASSOCIATION,

Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of May 31, 2013

to

Indenture dated as of February 13, 2012

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of May 31, 2013, among FREEPORT-MCMORAN COPPER & GOLD INC., a Delaware corporation (the “Company”), FREEPORT-MCMORAN OIL & GAS LLC (f/k/a IMONC LLC), a Delaware limited liability company (the “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”) under the Indenture as defined below. All capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture.

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of February 13, 2012 (as amended, supplemented or otherwise modified to the date hereof, the “Indenture”), providing for the issuance from time to time of Securities;

WHEREAS, the Company has issued the following series of Securities pursuant to the Indenture: the 1.40% Senior Notes due 2015, 2.15% Senior Notes due 2017 and 3.55% Senior Notes due 2022;

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of December 5, 2012 (as amended, supplemented or otherwise modified to the date hereof, the “Merger Agreement”), by and among Plains Exploration & Production Company (“PXP”), the Company and the Guarantor, PXP will be merged with and into the Guarantor, with the Guarantor continuing as the surviving company and a direct wholly owned subsidiary of the Company (the “Merger,” and the time at which the Merger becomes effective in accordance with Section 1.3 of the Merger Agreement, the “Merger Effective Time”);

WHEREAS, as of the Merger Effective Time, the Guarantor desires to fully and unconditionally guarantee all payment obligations of the Company with respect to the Securities on the terms set forth herein;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company and the Trustee may from time to time and at any time enter into an indenture supplemental to the Indenture, without the consent of the Securityholders, to make any change that does not adversely affect the rights of any Securityholder in any material respect;

WHEREAS, the Company has requested that the Trustee execute and deliver this Fourth Supplemental Indenture pursuant to Section 9.05 of the Indenture; and

WHEREAS, all conditions precedent and requirements necessary to make this Fourth Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Guarantor and the Trustee agree as follows:

ARTICLE 1

GUARANTEE

The Guarantor hereby agrees that:

Section 1.01. The Guarantee. Subject to the provisions of this Article 1, the Guarantor hereby agrees, as of the Merger Effective Time, to fully and unconditionally guarantee the full and punctual payment (whether at maturity, upon acceleration, upon redemption or otherwise) of the principal of (and premium, if any) and interest on, and all other amounts payable under, the Securities, and the full and punctual payment of all other amounts payable by the Company to the Securityholders under the Indenture (the “Guarantee”). Upon the failure by the Company to fully and punctually pay any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 1.02. Guarantee Unconditional. The Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or the Securities, by operation of law or otherwise;

(b) any modification or amendment of, or supplement to, the Indenture or the Securities (other than a modification, amendment or supplement effected in accordance with the terms of the Indenture which expressly releases, discharges or otherwise affects the Guarantee);

(c) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or the Securities;

(d) the existence of any claim, set-off or other right that the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or an unrelated transaction, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity, irregularity or unenforceability relating to, or against the Company for any reason of, the Indenture or the Securities, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on the Securities or any other amount payable by the Company under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 1.02, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder (other than an act contemplated by the parenthetical in Section 1.02(b) above).

Section 1.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Subject to Section 1.08, the Guarantee shall remain in full force and effect until the principal of (and premium, if any) and interest on, and all other amounts payable under, the Securities, and all other amounts payable by the Company to the Securityholders under the Indenture have been paid in full. If at any time any payment of the principal of (or premium, if any) or interest on, or any other amounts payable under, the Securities or any other amount payable by the Company to the Securityholders under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantee with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 1.04. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 1.05. Subrogation. The Guarantor agrees that, until the indefeasible payment and satisfaction in full in cash of all applicable obligations under the Securities, the Guarantee and the Indenture, the Guarantor shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of the Guarantee, whether by subrogation or otherwise, against the Company.

Section 1.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company to the Securityholders under the

Indenture or the Securities is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantor hereunder forthwith on demand by the Trustee or the Securityholders.

Section 1.07. Notation of Guarantee Not Required. The Guarantor acknowledges that the Guarantee shall remain in full force and effect notwithstanding the absence on any Security of a notation relating to the Guarantee.

Section 1.08. Release of Guarantor. The Guarantor’s obligations under the Guarantee shall terminate upon (a) satisfaction and discharge of the Indenture pursuant to Article 11 of the Indenture or (b) legal defeasance or covenant defeasance pursuant to Article 11 of the Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee shall execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under the Guarantee.

Section 1.09. Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by the Guarantor pursuant to the Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 2

AMENDMENT OF INDENTURE

The Indenture is hereby amended as set forth below in this Article 2.

Section 2.01. Amendment of Section 5.03(a) of the Indenture. Section 5.03(a) is hereby amended and restated to read in its entirety as follows:

“(a) The Company covenants and agrees to file with the Trustee, within 30 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) that the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, provided that so long as such filings by the Company are available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System, or any successor system, such filings shall be deemed to have been filed with the Trustee for purposes hereof without any further action required by the Company; or, if the

Company is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.”

ARTICLE 3

MISCELLANEOUS

Section 3.01. Effectiveness of Fourth Supplemental Indenture. Notwithstanding anything to the contrary elsewhere herein, this Fourth Supplemental Indenture shall become effective only as of the Merger Effective Time. Promptly after the Merger Effective Time, the Company shall provide notice thereof to the Trustee. If the Guarantor notifies the Trustee in writing that the Merger Effective Time will not occur, then the provisions hereof shall not become effective. Upon the effectiveness of this Fourth Supplemental Indenture, the Indenture shall be and be deemed to be modified and amended in accordance herewith and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the Securityholders affected thereby shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Fourth Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Section 3.02. Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions in the Indenture shall remain in full force and effect and are in all respects ratified and confirmed.

Section 3.03. Fourth Supplemental Indenture Controls. If there is any conflict or inconsistency between the Indenture and this Fourth Supplemental Indenture, the provisions of this Fourth Supplemental Indenture shall control.

Section 3.04. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or shareholder of the Guarantor or any successor of the Guarantor shall have any liability by reason of his, her or its status as such under or upon any obligation, covenant or agreement of the Guarantor contained in this Fourth Supplemental Indenture, the Indenture or the Securities, or because of any indebtedness evidenced thereby, all such liability being expressly waived and released by the Securityholders by their acceptance of the Guarantee and as part of the consideration for the making of the Guarantee.

Section 3.05. Notices and Demands. (a) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Fourth Supplemental Indenture or the Indenture to be given or made by the Trustee or by any Securityholder to or upon the Guarantor shall be given or made by postage-prepaid, first-class mail addressed (until another address of the Guarantor is filed by the Guarantor with the Trustee) c/o Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004-2189, Attention: FCX Treasurer.

(b) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Fourth Supplemental Indenture or the Indenture to be given or made by the Guarantor or by any Securityholder to or upon the Trustee shall be given or made in accordance with Section 13.04 of the Indenture. As of the date of this Fourth Supplemental Indenture, the address for any such notice, demand, direction, request or other document to be given or made to or upon the Trustee is 5555 San Felipe Blvd., Suite 1150, Houston, TX 77056.

Section 3.06. Benefits of Fourth Supplemental Indenture. Nothing in this Fourth Supplemental Indenture, express or implied, shall give or be construed to give to any Person, other than the parties hereto, any Authenticating Agent, any paying agent, any Security Registrar, any successors to the foregoing hereunder and the Securityholders, any benefit or any legal or equitable right, remedy or claim under the Indenture or this Fourth Supplemental Indenture.

Section 3.07. Successors and Assigns. All covenants and agreements in this Fourth Supplemental Indenture made by the Company, the Guarantor or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 3.08. Severability. If any provision of this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and no Securityholder shall have any claim therefor against any party hereto.

SECTION 3.09. GOVERNING LAW. THIS FOURTH SUPPLEMENTAL INDENTURE AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY PROVISION THEREOF RELATING TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION), EXCEPT TO THE EXTENT THAT THE TRUST INDENTURE ACT IS APPLICABLE.

Section 3.10. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 3.11. Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.12. Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Fourth Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantor, as applicable, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.13. Obligations Under Indenture. For the avoidance of doubt, the Guarantor shall not be bound by any obligations or covenants under the Indenture except as set forth in this Fourth Supplemental Indenture or as otherwise required by the Trust Indenture Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first written above.

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

FREEPORT-MCMORAN OIL & GAS LLC, as Guarantor

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President & Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]